                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 1)/1/

                            ODYSSEY HEALTHCARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    67611V101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]    Rule 13d - 1(b)
[_]    Rule 13d - 1(c)
[X]    Rule 13d - 1(d)

_____________

/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                      ------------------

CUSIP NO.  67611V101              13G                     Page 2 of 17 Pages
         -----------                                           -    --
--------------------                                      ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Capital Resource Lenders III, L.P.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [_]
                                                                   (b) [_]

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
                           -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Odyssey Healthcare, Inc.

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   [_]
       SHARES*

-------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Odyssey Healthcare, Inc.

-------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       PN

-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------

CUSIP NO. 67611V101                13G                        Page 3 of 17 Pages
         ----------                                                -    --
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Capital Resource Partners III, L.L.C.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [_]
                                                              (b) [_]

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware limited liability company

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
                           -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Odyssey Healthcare, Inc.

-------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   [_]
       SHARES*

-------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Odyssey Healthcare, Inc.

-------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       CO

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------

CUSIP NO. 67611V101               13G                         Page 4 of 17 Pages
         ----------                                                -    --
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       CRP Investment Partners III, L.L.C.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [_]
                                                                   (b) [_]

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware limited liability company

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
                           -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Odyssey Healthcare, Inc.

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   [_]
       SHARES*

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Odyssey Healthcare, Inc.

--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       CO

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------

CUSIP NO. 67611V101                   13G                     Page 5 of 17 Pages
         ----------                                                -    --
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Robert C. Ammerman

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [_]
                                                                  (b) [_]

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
       NUMBER OF
                           -----------------------------------------------------
         SHARES           6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY               0 shares
                           -----------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
                           -----------------------------------------------------
          WITH            8    SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Odyssey Healthcare, Inc.

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   [_]
       SHARES*

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Odyssey Healthcare, Inc.

--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------

CUSIP NO. 67611V101                     13G                   Page 6 of 17 Pages
         ----------                                                -    --
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Fred C. Danforth

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [_]
                                                                   (b) [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
                           -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Odyssey Healthcare, Inc.

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   [_]
       SHARES*

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Odyssey Healthcare, Inc.

--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------

CUSIP NO. 67611V101                   13G                     Page 7 of 17 Pages
         ----------                                                -    --
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Stephen M. Jenks

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [_]
                                                                   (b) [_]

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
                           -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Odyssey Healthcare, Inc.

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   [_]
       SHARES*

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Odyssey Healthcare, Inc.

--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------

CUSIP NO. 67611V101               13G                         Page 8 of 17 Pages
         ----------                                                -    --
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Alexander S. McGrath

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [_]
                                                                   (b) [_]

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
                           -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Odyssey Healthcare, Inc.

-------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   [_]
       SHARES*

-------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Odyssey Healthcare, Inc.

-------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1 (a).         Name of Issuer:

                    Odyssey Healthcare, Inc.

Item 1 (b).         Address of Issuer's Principal Executive Offices:

                    717 N. Hardwood
                    Suite 1500
                    Dallas, TX 75201

Item 2 (a).         Name of Person Filing:

                    Capital Resource Lenders III, L.P. ("CRL III"), Capital Resource Partners III, L.L.C. ("CRP III"), CRP Investment Partners III, L.L.C. ("CRP IP III"), Robert C. Ammerman ("Ammerman"), Fred C. Danforth ("Danforth"), Stephen M. Jenks ("Jenks"), and Alexander S. McGrath ("McGrath"). The persons named in this paragraph are referred to individually as a "Reporting Person" and collectively as the "Reporting Persons".

Item 2 (b).         Address of Principal Business Office or, if None, Residence:

                    The address of the principal business office of each of the Reporting Persons is Capital Resource Partners, 85 Merrimac Street, Suite 200, Boston, MA 02114.

Item 2 (c).         Citizenship:

                    CRL III is a limited partnership organized under the laws of the State of Delaware. CRP III is a limited liability company organized under the laws of the State of Delaware. CRP IP III is a limited liability company organized under the laws of the State of Delaware. Each of Ammerman, Danforth, Jenks, and McGrath is a United States citizen.

Item 2 (d).         Title of Class of Securities:

                    Common Stock, $.01 Par Value Per Share

Item 2 (e).         CUSIP Number

                    67611V101

Item 3.        If This Statement is Filed pursuant to Rule 13d-1(b), or 13d-2(b)
                    or (c), Check Whether the Filing Person is a:

                    (a) [_] Broker or dealer registered under Section 15 of the
                            Exchange Act.

                    (b) [_] Bank as defined in Section 3(a)(6) of the Exchange
                            Act.

                    (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                    (d) [_] Investment company registered under Section 8 of the
                            Investment Company Act.

                    (e) [_] An investment adviser in accordance with Rule 13d-1
                            (b)(1)(ii)(E);

                    (f) [_] An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F);

                    (g) [_] A parent holding company or control person in
                            accordance with Rule 13d-1(b)(1)(ii)(G);

                    (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                    (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                    (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                    If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

Item 4.     Ownership:

                    (a)     Amount Beneficially Owned:

                    None of the Reporting Persons continue to own any shares of the common stock of Odyssey Healthcare, Inc.

                    (b)     Percent of Class:

                    None of the Reporting Persons continue to own any shares of the common stock of Odyssey Healthcare, Inc.

                    (c)     Number of shares as to which such person has:

                            (i)   Sole power to vote or direct the vote: 0

                            (ii)  Shared power to vote or to direct the vote: 0

                            (iii) Sole power to dispose or to direct the
                                  disposition of: 0

                            (iv)  Shared power to vote or to direct the vote: 0

Item 5.     Ownership of Five Percent or Less of a Class:

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.     Ownership of More than Five Percent On Behalf of Another Person:

                    Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                    Inapplicable.

Item 8.     Identification and Classification of Members of the Group:

                    Inapplicable. Each of CRL III, CRP III, CRP IP III, Ammerman, Danforth, Jenks and McGrath expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.     Notice of Dissolution of Group:

                    Inapplicable.

Item 10.            Certification:

                    Inapplicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2003


CAPITAL RESOURCE LENDERS III, L.P.

By:  Capital Resource Partners III, L.L.C.
     Its General Partner

By:      *
   ----------------------------------
    Name:  Robert C. Ammerman
    Title:  Managing Member

CAPITAL RESOURCE PARTNERS III, L.L.C.

By:      *
   ----------------------------------
    Name:  Robert C. Ammerman
    Title:  Managing Member

CRP INVESTMENT PARTNERS III, L.L.C.

By:      *
   ----------------------------------
    Name:  Robert C. Ammerman
    Title:  Manager

      *
-------------------------------------
Robert C. Ammerman

      *
-------------------------------------
Fred C. Danforth

      *
-------------------------------------
Stephen M. Jenks

      *
-------------------------------------
Alexander S. McGrath

                                             * By:  /s/ Laura T. Ketchum
                                                  ----------------------------
                                                    Laura T. Ketchum
                                                    Attorney-in-Fact

________________________________________________________________________________
This Schedule 13G was executed by Laura T. Ketchum pursuant to Powers of Attorney filed herewith as Exhibit 2.